Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of LeCroy Corporation for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated August 2, 1999, except for the last sentence of the second paragraph of Note 6, as to which the date is September 7, 1999, with respect to the consolidated financial statements and schedule of LeCroy Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.



Hackensack, New Jersey                               /s/ Ernst & Young LLP
September 27, 1999
                                                     ERNST & YOUNG LLP